							Filed under Rule 424(b)(3), Registration Statement No. 333-202789
			Pricing Supplement No. 69 - Dated Monday, June 12, 2017 (To: Prospectus Dated March 16, 2015 and Prospectus Supplement Dated March 27, 2015)
CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Principal Amount	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
34540TQW5	100%	0.825%			Fixed	2.200%	Semi-Annual	6/20/2020	12/20/2017	$10.88	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 6/20/2018 and Semi-Annually thereafter with 30 Calendar Days Notice.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 0.525% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 0.525% to the public offering price, thereby not retaining any portion of the discount as compensation.

CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Principal Amount	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
34540TQX3	100%	1.250%			Fixed	2.900%	Semi-Annual	6/20/2022	12/20/2017	$14.34	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 6/20/2018 and Semi-Annually thereafter with 30 Calendar Days Notice.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 0.850% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 0.850% to the public offering price, thereby not retaining any portion of the discount as compensation.

CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Principal Amount	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
34540TQY1	100%	1.800%			Fixed	4.000%	Semi-Annual	6/20/2027	12/20/2017	$19.78	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 6/20/2018 and Semi-Annually thereafter with 30 Calendar Days Notice.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 1.250% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 1.250% to the public offering price, thereby not retaining any portion of the discount as compensation.

Trade Date: Monday, June 19, 2017 @ 12:00 PM ET
Settlement Date: Thursday, June 22, 2017
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book-Entry only
DTC Number 0235 via RBC Dain Rauscher Inc.

Ford Credit Notes - Series B $5,000,000,000 Ford Motor Credit Company LLC Prospectus Dated: 3-16-15 and Prospectus Supplement Dated: 3-27-15
If the stated maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the stated maturity date or interest payment date.

Ford Credit Notes - Series B